EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of August 1, 2015

among

THE ENTITIES LISTED ON SCHEDULE I HERETO
as Originators

VOLT INFORMATION SCIENCES, INC.
as Servicer

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

VOLT FUNDING CORP.
as Buyer

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-ii-

CONTENTS

Clause	Subject Matter	Page

SCHEDULES

Schedule I	List and Location of Each Originator
Schedule II	Location of Books and Records of Originators
Schedule III	Trade Names
Schedule IV	Notice Addresses

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Subordinated Note
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Power of Attorney

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 1, 2015, is entered into among the various entities listed on Schedule I hereto or that become parties hereto from time to time pursuant to Section 4.3 hereof (the “Originators” and each, an “Originator”), VOLT INFORMATION SCIENCES, INC., a New York corporation (“Volt”) as initial Servicer (as defined below), PNC BANK, NATIONAL ASSOCIATION (as “Administrative Agent”), and VOLT FUNDING CORP., a Delaware corporation (the “Buyer”).

BACKGROUND

1.          The Buyer is a special purpose corporation, all of the issued and outstanding stock of which is owned by Volt.

2.           The Originators generate Receivables in the ordinary course of their businesses.

3.          The Originators, in order to finance their respective businesses, wish to sell Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.

4.          The Originators and the Buyer intend each such transaction to be a true sale of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.

5.          The Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent pursuant to the Receivables Financing Agreement (as in effect from time to time).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Receivables Financing Agreement, dated as of July 30, 2015 (the “Receivables Financing Agreement”), among the Buyer, as borrower, Volt, as initial servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders and as LC Participants, and PNC Bank, National Association (“PNC”), as Administrative Agent and as LC Bank.  All references hereto to months are to Fiscal Months unless otherwise expressly indicated.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the term defined):

“Anti-Corruption Law” means, in relation to a party, all laws, rules and regulations from time to time, as amended, concerning or relating to bribery or corruption, including but not limited to the UK Bribery Act 2010 and all other anti-bribery and corruption laws applicable under the laws of all jurisdictions in which that party conducts business.

“Anti-Terrorism Law”, in this Agreement, includes, for the avoidance of doubt, any Anti-Terrorism Laws administered by the United Nations, the European Union or Her Majesty’s Treasury.

“EU Insolvency Regulations” means the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Initial Purchase Date” means, as to any Originator, the UK Closing Date or, if later, the date on which the conditions precedent under Article IV to the Buyer’s initial purchase from that Originator shall have been satisfied or, with the consent of the Administrative Agent, waived.

“Insolvency Act” means the Insolvency Act 1986.

“Insolvency Event” in respect of a company means:

(a)          such company is unable or admits its inability to pay its debts as they fall due (after taking into account any grace period or permitted deferral), or suspends making payments on any of its debts; or

(b)          a moratorium is declared in respect of any indebtedness of such company; or

(c)          due to the financial difficulties of such company, the commencement of negotiations with one or more creditors of such company with a view to rescheduling any indebtedness of such company other than in connection with any refinancing in the ordinary course of business; or

(d)          any corporate action, legal proceedings or other procedure or step is taken in relation to, and has not been withdrawn or rejected or otherwise remedied within a period of 21 days from the occurrence of such corporate action, legal proceedings or other procedure:

(i)          the appointment of an Insolvency Official in relation to such company or in relation to the whole or any part of the undertaking or assets of such company; or

(ii)          an encumbrancer taking possession of the whole or any material part of the undertaking or assets of such company

(iii)          the making of an arrangement, composition or compromise (whether by way of voluntary arrangement, scheme of arrangement or otherwise) with any creditor of such company, a reorganisation of such company, a conveyance to or assignment for the creditors of such company generally or the making of an application to a court of competent jurisdiction for protection from the creditors of such company generally other than in connection with any refinancing in the ordinary course of business; or

(iv)          any distress, diligence, execution, attachment or other process being levied or enforced or imposed upon or against the whole or any material part of the undertaking or assets of such company; or

(e)          any procedure or step is taken, or any event occurs, analogous to those set out in (a) to (d) above, in any jurisdiction.

“Insolvency Official” means, in relation to a company, a liquidator, provisional liquidator, examiner, administrator, administrative receiver, receiver, receiver or manager, compulsory or interim manager, nominee, supervisor, trustee, conservator, guardian or other similar officer in respect of such company or in respect of any arrangement, compromise or composition with any creditors or any equivalent or analogous officer under the law of any jurisdiction.

“Insolvency Proceeding”, in this Agreement, includes, for the avoidance of doubt, any case, action or proceeding under the Insolvency Act.

“Money Laundering Laws” means, in relation to a party, all applicable financial record keeping and reporting requirements and money laundering statutes in the United Kingdom.

“Perfection Event” means, in respect of an Originator, the occurrence of any of the following:

(a)           the occurrence and continuation of an Event of Default or Unmatured Event of Default; or

(b)           the occurrence and continuation of an Insolvency Event in relation to it; or

(c)          the Collateral or any material part (in the opinion of the Administrative Agent (acting reasonably)) of the Collateral originated by it being in jeopardy and it being necessary to perfect the transfer of legal title to the Receivables and their Related Rights in favour of the Buyer in order to materially reduce such jeopardy.

“Sanctioned Person”, in this Agreement, includes, for the avoidance of doubt, any Sanctioned Person under any sanctions administered by the United Nations, the European Union or Her Majesty’s Treasury.

“UK Closing Date” means 1 August, 2015.

“UK Transaction Documents” means this Agreement, the Lock-Box Agreements, the UK subordinated note, and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

For purposes of this Agreement and each other UK Transaction Document, “Receivable” means any “Receivable” (as defined in the Receivables Financing Agreement), but excluding any Receivable (i) the supply of which to the Buyer gives rise to any value added tax, sales tax or similar tax; (ii) which, when paid to the Buyer, would give rise to a legal obligation on an Originator to make a deduction for or on account of tax; and (iii) pursuant to an enforceable provision of the underlying Contract or applicable law the assignment or sale of such Receivable without that Obligor’s consent is unenforceable or would constitute a default under or a breach of such Contract; if and (iv) for so long as the consent of the applicable Obligor has not been obtained.  Upon the obtaining of such consent, such Receivable would be deemed created and would be sold under this Agreement.

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 (a) Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell with full title guarantee to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Initial Purchase Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s full beneficial title to and right and interest in, and all other property, rights, claims, interest and benefits (both present and future) held by it in respect of:

(i)          each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date (defined below);

(ii)          each Receivable generated by such Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;

(iii)          any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(iv)          all instruments and chattel paper that may evidence such Receivable;

(v)          all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(vi)          solely to the extent applicable to such Receivable, the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, including the right to sue on all covenants and obligations, and demand, receive, sue for and recover the proceeds of claim thereunder;

(vii)          all books and records of such Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds; and

(viii)          all Collections and other proceeds of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer, any Paying Agent, any Sub-Servicer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer, any Paying Agent, any Sub-Servicer or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

(b)          All purchases hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed.  The property, proceeds and rights described in clauses (iii) through (viii) above are herein referred to as the “Related Rights”, and the Buyer’s foregoing agreement to purchase Receivables and Related Rights is herein called the “Purchase Facility.”

(c)          As used herein, “Cut-Off Date” means: (i) with respect to each Originator party hereto on the date hereof, the Initial Purchase Date; and (ii) with respect to any Originator that first becomes a party hereto after the date hereof, the later of (i) the Initial Purchase Date and (ii) the calendar day prior to the date on which such Originator becomes a party hereto, or such other date as the Buyer and such additional Originator agree to in writing.

(d)          Subject to the sale of the Receivables and Related Rights having occurred in accordance with the terms of this Agreement, if on the Initial Purchase Date, or at any time after the Initial Purchase Date, an Originator holds, or there is held to its order, or it receives, or there is received to its order, any property, interest, right or benefit hereby agreed to be sold by the Originator to the Buyer and/or the proceeds thereof, each Originator undertakes to the Buyer that it shall forthwith remit, assign or transfer the same to the Buyer and until it does so or to the extent that the Originator is unable to effect such remittance, assignment, assignation or transfer, the Originator undertakes to hold such property, interest, right or benefit and/or the proceeds thereof upon trust for the Buyer as the beneficial owner thereof or as the Buyer or the Administrative Agent (as agent for the Buyer) may direct.

(e)          Each Originator undertakes to the Buyer and the Administrative Agent that, during the occurrence and continuation of a Perfection Event in respect of it, if the Buyer or (during the occurrence and continuation of an Event of Default) the Administrative Agent, each acting reasonably, so requests in writing, it shall do such of the Perfection Acts as are necessary to transfer legal title to the Receivables and their Related Rights to the Buyer or a nominee of the Buyer within 25 Business Days of such written request in relation to the Receivables and shall:

(i)          deliver to the Buyer (or as the Buyer directs) all books and records of such Originator relating to the Receivables and the Related Rights (including, for the avoidance of doubt, all instruments and chattel paper that may evidence such Receivable; all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and the related Contracts; and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise) and novations in favour of the Buyer or a nominee of the Buyer duly executed by the Originator; and

(ii)          give notice to the Obligors and other relevant parties of the transfer of title to the Receivables and Related Rights (all such notices being in such form as may be reasonably required by the Buyer or the Administrative Agent), and, if an Originator fails to comply with such undertaking, the Buyer may or the Administrative Agent may (but is not obliged to), pursuant to the power of attorney granted in section 7.2(c), do any of such acts and things for and on behalf of Originator.

(f)          Each Originator undertakes to the Buyer and the Administrative Agent that upon the exercise by the Buyer or the Administrative Agent of their rights under Section (e), it will, as soon as reasonably practicable and in any event within 5 Business Days of a written request from the Buyer (or during the occurrence and continuation of an Event of Default, with the prior written consent of the Administrative Agent), commence such acts or things or provide such information as it has available as is reasonably necessary or desirable to enable the Buyer or the Administrative Agent, as the case may be, to complete the perfection acts.

(g)          Notwithstanding any assignment, or assignation effected by or pursuant to the provisions above, if at or at any time after such perfection acts are taken, an Originator holds (or there is held to its order) or receives (or there is received to its order) any property, interest, right or benefit hereby agreed to be transferred and/or the proceeds thereof in relation to the Receivables or their Related Rights, the Originator undertakes to the Buyer forthwith to remit, assign or transfer the same to the Buyer (or as it directs), in each case as soon as reasonably practicable and in any event within 5 Business Days of the Originator becoming aware that any such property, interest or benefit is being held by the Originator (or to its order).

SECTION 1.2 Timing of Purchases.

(a)          Initial Purchase Date Purchases.  Effective on the Initial Purchase Date, each Originator hereby agrees to assign to the Buyer, and the Buyer hereby agrees to take, such Originator’s full beneficial title to and right and interest in, and all other property, rights, claims, interest and benefits (both present and future) held by it in respect of each (i) each Receivable that existed and was owing to such Originator on the Cut-Off Date, (ii) each Receivable generated by such Originator from and including the Cut-Off Date, to and including the Initial Purchase Date, and (iii) all Related Rights with respect thereto.

(b)          Subsequent Purchases.  After the Initial Purchase Date, until the Purchase and Sale Termination Date, each Originator hereby agrees that all of such Originator’s full beneficial title to and right and interest in, and all other property, rights, claims, interest and benefits (both present and future) held by it in respect of each Receivable and the Related Rights generated by it shall be assigned in accordance with the terms hereof (including the payment of the Purchase Price) by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators in accordance with Article III.

SECTION 1.4 Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) and (b) the Final Payout Date.

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report.  On the Initial Purchase Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)          Receivables purchased by the Buyer from each Originator on the Initial Purchase Date (in the case of the Purchase Report to be delivered with respect to the Initial Purchase Date);

(b)          Receivables purchased by the Buyer from each Originator during the Fiscal Month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)          the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.4(a) and (b).

SECTION 2.2 Calculation of Purchase Price.  The “Purchase Price” to be paid to each Originator in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=
Purchase Price for each Receivable as calculated on the relevant Payment Date, inclusive of any value added tax, sales tax or similar tax that is chargeable in respect of the supply of each Receivable.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Initial Purchase Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its reasonable discretion.

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1 Initial Purchase Price Payment.  On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Initial Purchase Date (i) to the extent the Buyer has cash available therefor (and such payment is not prohibited by the Receivables Financing Agreement), partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and (ii) the remainder by issuing a promissory note on the Initial Purchase Date in the form of Exhibit B to such Originator (such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the UK Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash.

SECTION 3.2 Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Initial Purchase Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator since the immediately preceding Payment Date in accordance with Section 1.2(b):

(a)          First, in cash to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Financing Agreement); and

(b)          Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;

provided, however, that if more than one Originator is selling Receivables to the Buyer on the date of such purchase or since the immediately preceding Payment Date, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts outstanding under the Subordinated Notes.

“Net Worth” has the meaning set forth under “Borrower’s Net Worth” in the Receivables Financing Agreement.

All amounts paid by the Buyer to any Originator and to be applied toward the Subordinated Notes shall be allocated first to the payment of accrued and unpaid interest on the Subordinated Note of such Originator and second to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose.  The Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and payments, increases and reductions made pursuant to Sections 3.3 and 3.4, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time.  Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Notes “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a)          If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(p), (t), (x), or (y) are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to an Insolvency Event or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.1(p), (t), (x), or (y) is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of Collections due with respect to such Receivable, the Buyer promptly shall deliver such funds to such Originator.

(b)          If, on any day, the Outstanding Balance of any Receivable purchased hereunder is either (i) reduced or canceled as a result of (A) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (B) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, (or the Servicer, any Sub-Servicer, any Paying Agent or Managed Service Provider at the direction of such Originator) which reduces the amount payable by the Obligor on the related Receivable, (C) any rebates, warranties, allowances or charge-backs or (D) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Originator as provided in clause (c) below.

(c)          Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)          to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and

(ii)          after making any deduction and/or reduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (x) when an Event of Default or Unmatured Event of Default exists under the Receivables Financing Agreement or (y) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 4.1 Conditions Precedent to Initial Purchase.  The initial purchase hereunder from an Originator is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall have received, on or before the Initial Purchase Date applicable to that Originator, the following, each (unless otherwise indicated) dated the UK Closing Date (or applicable later date on or prior to the Initial Purchase Date), and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee):

(a)          a copy of the resolutions of the board of directors of each Originator approving this Agreement and the other UK Transaction Documents executed and delivered or to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary of such Originator;

(b)          a good standing certificate for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by Companies House or similar official of the jurisdiction of such Originator’s incorporation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(c)          a certificate of the Secretary of each Originator certifying the names and true signatures of the officers or other Persons authorized on such Person’s behalf to sign this Agreement and the other UK Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender may conclusively rely until such time as the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)          the certificate of incorporation, any certificate(s) of name change or other constitutional documents of each Originator as of a recent date, together with a copy of the memorandum, the articles of association (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary of such Originator;

(e)          favourable opinions of counsel to the Originators in relation to the capacity of the Originators to enter into this Agreement and other UK Transaction Documents to which the Originators are party, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent;

(f)          a copy of a Subordinated Note in favor of each Originator, duly executed by the Buyer;

(g)          a certificate from an officer of each Originator to the effect that the Servicer or such Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive equivalent thereof):

“THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF 1 AUGUST, 2015, AS AMENDED, BETWEEN EACH OF THE ENTITIES LISTED ON SCHEDULE I THERETO, AS ORIGINATORS, VOLT INFORMATION SCIENCES, INC., AS SERVICER AND VOLT FUNDING CORP., AS BUYER; AND THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN PLEDGED TO PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, PURSUANT TO A RECEIVABLES FINANCING AGREEMENT, DATED AS OF 30 JULY, 2015, AS AMENDED, AMONG VOLT FUNDING CORP., AS BORROWER, VOLT INFORMATION SCIENCES, INC., AS SERVICER, THE VARIOUS LENDERS AND LC PARTICIPANTS FROM TIME TO TIME PARTY THERETO AND PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT AND LC BANK”;

(h)          evidence (i) of the execution and delivery by each of the parties thereto of each of the other UK Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other UK Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction; and

(i)          such other approvals, opinions or documents as the Administrative Agent or Buyer may reasonably request.

SECTION 4.2 Certification as to Representations and Warranties.  Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3 Additional Originators.  Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Lender (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Lender on or before the date of such addition:

(a)          the Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Lender may reasonably request;

(b)          such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Lender an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c)          such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender;

(d)          no Termination Event or Unmatured Termination Event shall have occurred and be continuing; and

(e)          no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1 Representations and Warranties.  In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder that is contained in the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:

(a)          Organization and Good Standing.  Such Originator is duly incorporated and validly existing, in good standing under the laws of England & Wales with full power and authority under its constitutional documents and under the laws of England & Wales to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.

(b)          Due Qualification.  Such Originator is duly qualified to do business and has obtained all necessary authorisations, consents, licences and approvals in all jurisdictions in which the conduct of its business requires such qualification, licences or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)          Power and Authority; Due Authorisation.  In respect of this Agreement, on the UK Closing Date and, in respect of the UK Transaction Documents other than this Agreement, on or before the date of execution and delivery of such UK Transaction Documents, (i) such Originator has or will have the requisite power and authority to (A) execute and deliver this Agreement and the other UK Transaction Documents to which it is a party, (B) undertake and perform its obligations under this Agreement and the other UK Transaction Documents to which it is a party and (C) transfer and assign its full beneficial and legal right, title and interest the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided

(ii)          All acts, conditions and things required to be done, fulfilled and performed in order to enable it to lawfully execute, delivery and enter into the UK Transaction Documents to which it is a party and lawfully exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the other UK Transaction Documents to which it is a party, have been (in respect of this Agreement) or will (in respect of the UK Transaction Documents other than this Agreement) on or before the date of execution and delivery of such UK Transaction Documents be done, fulfilled and performed and are (in respect of this Agreement) or will (in respect of the UK Transaction Documents other than this Agreement) on or before the date of execution and delivery of such UK Transaction Documents be in full force and effect or, as the case may be, have been effected and no steps have been taken to challenge, revoke or cancel any such authorisation obtained or effected.

(iii)          The UK Transaction Documents to which it is party have been (in respect of this Agreement), or will on or before the date of execution and delivery of such UK Transaction Documents be, duly executed by the Originator.

(iv)          The UK Transaction Documents to which the Originators are party have been (in respect of this Agreement) or will (in respect of the UK Transaction Documents other than this Agreement) on or before the date of execution and delivery of such UK Transaction Documents be and are being entered into by each Originator in good faith for the benefit of the Originator and on arm’s length commercial terms.

(d)          Binding Obligations.  This Agreement and each of the other UK Transaction Documents to which such Originator is a party constitutes (or will (in respect of the UK Transaction Documents other than this Agreement) constitute on or before the date of execution and delivery of such UK Transaction Documents legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and all acts, conditions and things required to be done, fulfilled and performed in order to make the UK Transaction Documents to which it is party admissible in evidence in England and Wales, have been done, fulfilled and performed and are in full force and effect or, as the case may be, have been effected and no steps have been taken to challenge, revoke or cancel any such authorisation obtained or effected.

(e)          No Conflict or Violation.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other UK Transaction Documents to which such Originator is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its constitutional documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument to which such Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Receivables or the Related Rights pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other UK Transaction Documents or (iii) conflict with or violate any Applicable Law.

(f)          Litigation and Other Proceedings.  (i) There is no litigation, arbitration or administrative proceeding or investigation pending or, to the best knowledge of such Originator, threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other UK Transaction Document or any Transaction Document, (B) seeks to prevent the sale of any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other UK Transaction Document or any Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other UK Transaction Document or any Transaction Document or (D) individually or in the aggregate all such litigation, arbitration or administrative proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)          Governmental Approvals.  Except where the failure to obtain or make such authorisation, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorisations, licences, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the sale of the Receivables and Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other UK Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other UK Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)          Margin Regulations.  Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)          Taxes.  (i) Each Originator is a company which is and has, since incorporation, been resident for tax purposes solely in the United Kingdom, does not have its effective management in any jurisdiction other than the United Kingdom and has its usual place of abode in the United Kingdom.

(ii)          Each Originator has (i) timely filed all tax returns required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except where the failure to file or pay could not reasonably be expected to result in a Material Adverse Effect on such Originator.

(iii)          Each Originator has a business establishment (for the purposes of section 9 VATA) in the United Kingdom which is either its sole business establishment (with no other fixed establishment anywhere else in the world) or is its business (or other fixed establishment) which is most directly concerned with the UK Transaction Documents and the Transaction Documents.

(iv)          Neither the main purpose nor one of the main purposes for which each Originator is a party to the transactions contemplated by the UK Transaction Documents is to secure a tax advantage (within the meaning of section 1139 CTA
2010) for any person.

(v)          Each Originator will not be required under the laws of the United Kingdom to make any deduction for or on account of United Kingdom tax from any payment it may make under the UK Transaction Documents to which it is party.

(vi)          Under Applicable Laws of England & Wales, it is not necessary that any stamp, registration or similar tax be paid on or in relation to the UK Transaction Documents.

(j)          Solvency.  (i) No Insolvency Event has occurred in respect of it and no Insolvency Event will occur as a consequence of it entering into and performing the UK Transaction Documents to which it is party.

(ii)          Each Originator has its “centre of main interests”, as that term is used in Article 3(1) of the EU Insolvency Regulation in England and Wales, and does not have an “establishment” as that term is used in Article 2(h) of the EU Insolvency Regulation in any place outside the United Kingdom.

(k)          Names and Location.  Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the UK Closing Date other than its name set forth on the signature pages hereto.  The jurisdiction of incorporation, domicile, registered office and chief executive office of each Originator is located in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the UK Closing Date, has not been located in any other jurisdiction (except as specified in Schedule I).  The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II as such address(es) may be updated with thirty (30) days prior written notice to the Buyer and the Administrative Agent.

(l)           Investment Company Act.  Such Originator (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volker Rule.

(m)          No Material Adverse Effect.  Since May 3, 2015, there has been no Material Adverse Effect with respect to such Originator.

(n)          Accuracy of Information.  All certificates, reports, Purchase Reports, statements, documents and other information furnished to the Buyer, Administrative Agent or any other Credit Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other UK Transaction Document to which it is party, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other UK Transaction Document to which it is party, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, Administrative Agent or such other Credit Party, and, taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(o)          Anti-Money Laundering/International Trade Law Compliance.  (i) To such Originator’s knowledge no Obligor was a Sanctioned Person at the time of the origination of any Pool Receivables owing by such Obligor.  No Covered Entity is a Sanctioned Person.  Such Originator, either in its own right or through any third party, (i) does not have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does no business in or with, and does not derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) does not engage in any dealings or transactions prohibited by any Anti-Terrorism Law.

(ii)          Neither the Originators, nor any director, officer, agent, or other person associated with or acting on behalf of the Originators, is in violation of any Anti-Corruption Laws.

(iii)          The operations of the Originators are and have been conducted at all times in compliance with Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it with respect to Money Laundering Laws is pending and, to the best of its knowledge, no such actions, suits or proceedings are threatened or contemplated.

(p)          Perfection Representations.

(i)          As of the Initial Purchase Date and subsequent closing dates in accordance with Section 1.2, the Buyer will be the beneficial owner of the Originator’s right, title and interest in, to and under the Receivables and Related Rights originated by such Originator to be acquired by it on the Initial Purchase Date and subsequent closing dates, which (A) ownership interest is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims (other than Permitted Liens).

(ii)          The Receivables originated by such Originator constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)          Each Originator is selling the Receivables and Related Rights hereunder with full title guarantee and, for the avoidance of doubt, the Receivables and Related Rights are free and clear of any Adverse Claim (other than Permitted Liens) of any Person.

(iv)          Under Applicable Laws in the jurisdiction of incorporation of the Originators it is not necessary that the UK Transaction Documents or Transaction Documents or the sale of the Receivables and Related Rights be filed, recorded or enrolled with any court or other Governmental Authority.

(v)          Other than the ownership interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables originated by such Originator or Related Rights except as permitted by this Agreement and the other UK Transaction Documents to which it is party, and is not aware of any judgment lien or tax lien filings against such Originator.

(vi)          Notwithstanding any other provision of this Agreement or any other UK Transaction Document or any Transaction Document to which it is party, the representations contained in this Section 5.1(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q)           [Intentionally deleted.]

(r)          Compliance with Law.  Such Originator has complied with all Applicable Laws to which it may be subject, except to the extent that any failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(s)          Bulk Sales.  No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales statute or similar law.

(t)          Eligible Receivables.  Each Receivable sold, transferred or assigned hereunder, other than any Receivable designated as not being an Eligible Receivable by the applicable Originator (or by the Servicer on behalf of such Originator), is an Eligible Receivable on the date of such sale, transfer or assignment.

(u)          Opinions.  The facts regarding such Originator, the Receivables sold by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the UK Transaction Documents and the Transaction Documents are true and correct in all material respects.

(v)          Other Transaction Documents.  Each representation and warranty made by such Originator under each other UK Transaction Document and Transaction Documents to which it is a party is true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of the date when made.

(w)          Servicing Programs.  No licence or approval is required for the Buyer’s or Administrative Agent’s use of any software or other computer program used by such Originator, Servicer, any Sub-Servicer or any Paying Agent in the servicing of the Receivables, other than those which have been obtained and are in full force and effect, or those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(x)          Valid Sale.  Each sale of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute an assignment of each Originator’s full beneficial title to and right and interest in, such Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(y)           [Intentionally Deleted.]

(z)          Financial Condition.  The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of May 3, 2015 and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Buyer, Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, subject to (x) adjustments of the type which would occur as a result of a year-end audit and (y) the absent of notes.

(aa)          Reliance on Separate Legal Identity.  Such Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the UK Transaction Documents and Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

(bb)          Credit and Collection Policy.  Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and related Contract sold, transferred or assigned by it hereunder.

(cc)          Adverse Change in Receivables.  Since May 3, 2015, there has been no material adverse change in either the collectability or the payment history of the Receivables originated by such Originator.

(dd)          Nature of Pool Receivables.  All Pool Receivables sold or purportedly sold by such Originator hereunder: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act.

SECTION 5.2 Reaffirmation of Representations and Warranties by each Originator.  Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

Notwithstanding any other provision of this Agreement or any other UK Transaction Document or Transaction Document, the representations contained in this Article V shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1 Covenants.  From the date hereof until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:

(a)          Existence.  Such Originator shall remain duly incorporated and validly existing in good standing under the laws of England & Wales, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other UK Transaction Documents, the Transaction Documents and the Receivables and Related Rights.  Each Originator will maintain its registered office, its head office and its “centre of main interests”, as that term is used in Article 3(i) of the EU Insolvency Regulation, in the United Kingdom and will not move such offices to another jurisdiction.  Each Originator will remain resident for tax purposes solely in the United Kingdom, will not have its effective management in any jurisdiction other than the United Kingdom and will at all times have its usual place of abode in the United Kingdom.

(b)          Financial Reporting.  Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Servicer such information as the Servicer may from time to time reasonably request relating to such system.

(c)          Notices.  Each Originator will notify the Servicer in writing of any of the following events promptly upon (but, unless otherwise noted below, in no event later than three (3) Business Days after) a Financial Officer or other officer of such Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)          Notice of Termination Event or Unmatured Termination Event.  A statement of a Financial Officer of such Originator setting forth details of any Termination Event or Unmatured Termination Event that has occurred and is continuing and the action which such Originator proposes to take with respect thereto.

(ii)          Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other UK Transaction Document to which it is party to be true and correct in any material respect when made.

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding against or involving such Originator could reasonably be expected to have a Material Adverse Effect.

(iv)          Adverse Claim.  (A) Any Person shall obtain an Adverse Claim (other than Permitted Liens) upon Receivables originated by the Originator or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)          Name Changes.  At least thirty (30) days prior notice (or such shorter period of time as may be agreed by the Administrative Agent in its sole discretion) before any change described in Section 6.1(l).

(vi)          Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of such Originator or (ii) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other UK Transaction Document or Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Receivables shall be deemed “material” for such purpose).

(vii)          Material Adverse Change.  Any material adverse change in the business, operations, property or financial or other condition of such Originator.

(d)          Conduct of Business.  Such Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is currently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e)          Compliance with Laws.  Such Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f)           Furnishing of Information and Inspection of Receivables.  Such Originator will furnish or cause to be furnished to the Buyer, Administrative Agent and each Lender from time to time such information with respect to the Receivables and the Related Rights as the Administrative Agent or any Lender may reasonably request.  Such Originator will, at such Originator’s expense, during regular business hours prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables and the Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables and the Related Rights or such Originator’s performance hereunder or under the other UK Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants (provided that a representative of the Servicer is present during such discussions) of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Buyer and the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and the Related Rights; provided, that such Originator shall be required to reimburse the Buyer and Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(g)           Payments on Receivables, Lock-Box Accounts.  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will, at all times, except as otherwise contemplated by the Receivables Financing Agreement instruct all Obligors (or their Paying Agents or Managed Service Provider) to deliver payments on the Pool Receivables (originated by such Originator) to a Lock-Box Account.  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables originated by such Originator and to segregate such Collections from other property of the Servicer, the Sub-Servicers, the Paying Agents, the Managed Service Providers and the other Originators.  If any payments on such Pool Receivables or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Buyer, the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Lock- Box Account.  Such Originator shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, such Originator (or the Servicer or Sub-Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds.  Such Originator will not, and will not permit the Servicer, any Sub-Servicer, any Paying Agent, any other Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled with any other funds.

(h)          Sales, Liens, etc.  Except as otherwise provided herein, such Originator will not sell, assign or transfer (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon or with respect to, any Pool Receivable originated by such Originator or other Related Rights, or assign any right to receive income in respect thereof.

(i)          Extension or Amendment of Pool Receivables.  Except as otherwise permitted by the Receivables Financing Agreement, such Originator will not, and will not permit the Servicer, any Sub-Servicer, any Paying Agent or any Managed Service Provider to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable originated by such Originator in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract.  Such Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables originated by such Originator, and timely and fully comply with the Credit and Collection Policy with regard to each such Pool Receivable and the related Contract.

(j)          Change in Credit and Collection Policy.  Such Originator will not make any material change in the Credit and Collection Policy without prior written consent of the Administrative Agent and the Majority Lenders.  Promptly following any change in the Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, Administrative Agent and each Lender.

(k)          Identifying of Records.  Such Originator shall identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts originated by such Originator with a legend that indicates that the Pool Receivables have been sold in accordance with this Agreement and pledged in accordance with the Receivables Financing Agreement.

(l)          Fundamental Changes.  Such Originator shall not make any change in its name or location of organization, domicile, registered office and chief executive office or any other change in its identity or corporate structure, in each case, unless the Buyer, the Administrative Agent and each Lender have each (A) received 30 days’ prior notice thereof (or such shorter period of time as may be agreed by the Administrative Agent in its sole discretion), (B) consented in writing thereto (such consent not to be unreasonably withheld), (C) received executed copies of all documents, certificates and opinions as the Buyer or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including all such other actions required pursuant to Section 7.3).

(m)          Books and Records.  Such Originator shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables originated by such Originator and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables originated by such Originator (including records adequate to permit the daily identification of each Pool Receivable originated by such Originator and all Collections of and adjustments to each existing Pool Receivable originated by such Originator).

(n)          Change in Payment Instructions to Obligors.  Such Originator shall not make any change in its (or their) instructions to the Obligors, Paying Agents or Managed Service Providers regarding payments to be made to the Lock-Box Accounts, other than any instruction to remit payments to a different Lock-Box Account.

(o)          Security Interest, Ownership Interest, Etc.  Such Originator shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Receivables and the Related Rights, in each case free and clear of any Adverse Claim (other than Permitted Liens), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to more fully evidence (or, during the occurrence and continuation of a Perfection Event in respect of it, perfect or protect) the ownership interest of the Buyer and the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request.

(p)          Further Assurances.  Such Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may reasonably request, to more fully evidence (or, during the occurrence and continuation of a Perfection Event in respect of it, perfect or protect) purchases made hereunder and/or the security interest granted pursuant to the Receivables Financing Agreement or any other UK Transaction Document or Transaction Document, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other UK Transaction Document or Transaction Document.

(q)          Anti-Money Laundering/International Trade Law Compliance.  Neither such Originator nor any of its Subsidiaries will become a Sanctioned Person.  Such Originator will not, either in its own right or through any third party, (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti- Terrorism Law or (d) use the proceeds from any sale of Receivables hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  Such Originator shall comply with all Anti-Terrorism Laws.  Such Originator shall promptly following becoming aware of the same notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event relating to such Originator or any of its Subsidiaries.

(r)          Mergers, Acquisitions, Sales, etc.  No Originator shall (i) be a party to any merger, consolidation or other restructuring, except where such a merger, consolidation or other restructuring (x) complies with terms of Section 7(d) of the Performance Guaranty or (y) where the Buyer, the Administrative Agent and each Lender have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto (such consent not to be unreasonably withheld), (C) received executed copies of all documents, certificates and opinions as the Buyer or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(s)          Frequency of Billing.  Such Originator shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(t)          Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper.  No Originator shall take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.

(u)          Insurance.  Such Originator will maintain in effect, at such Originator’s expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.

(v)          Subordinated Notes, Etc.  Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, the Subordinated Note issued to such Originator.

SECTION 6.2 Separateness Covenants.  Each Originator hereby acknowledges that this Agreement and the other UK Transaction Documents and the Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its other Affiliates.  Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator, and is not a division of such Originator.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)          such Originator shall not be involved in the day to day management of the Buyer;

(b)          such Originator shall maintain separate corporate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c)          the financial statements and books and records of such Originator shall be prepared after the Cut-Off Date to reflect and shall reflect the separate existence of the Buyer;

(d)          except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) the Buyer’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;

(e)          such Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer in accordance with the UK Transaction Documents and Transaction Documents);

(f)           such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer in accordance with the UK Transaction Documents and the Transaction Documents);

(g)          such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;

(h)          such Originator shall maintain an arm’s-length relationship with the Buyer;

(i)          such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;

(j)          such Originator shall not acquire obligations of the Buyer (other than the Subordinated Notes);

(k)          such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space;

(l)           such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m)          such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;

(n)          except under or as contemplated by the Receivables Financing Agreement or this Agreement, such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(o)          such Originator shall not pay the salaries of the Buyer’s employees, if any; and

(p)          to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 8.03 of the Receivables Financing Agreement, to the extent applicable to such Originator.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Buyer.  Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on cheques and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent shall not take any of the foregoing actions unless a Termination Event or an Event of Default has occurred and is continuing.

SECTION 7.2 Responsibilities of the Originators.  Anything herein to the contrary notwithstanding:

(a)          Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b)          None of the Buyer, the Servicer (other than in its capacity as an Originator), any Sub-Servicer (other than in its capacity as an Originator), the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer, (other than in its capacity as an Originator), any Sub-Servicer (other than in its capacity as an Originator) the Lenders or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(c)          Each Originator will on or before the Initial Purchase Date grant to the Buyer and the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer or the Administrative Agent (whether or not from such Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right, in the form set out in Exhibit D.

SECTION 7.3 Further Action Evidencing Purchases.  Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, any Sub-Servicer, the Administrative Agent or any Lender may reasonably request in order to more fully evidence (or, during the occurrence and continuation of a Perfection Event in respect of it, perfect or protect) the Receivables and Related Rights purchased by the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other UK Transaction Document.

SECTION 7.4 Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5 Performance of Obligations.  Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction.

ARTICLE VIII
TERMINATION EVENTS

SECTION 8.1 Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Termination Event” (each event which with notice or the passage of time or both would become a Termination Event being referred to herein as an “Unmatured Termination Event”):

(a)           the Termination Date shall have occurred;

(b)          any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other UK Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days;

(c)          any written representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other UK Transaction Documents or Transaction Documents to which it is a party, or any other written information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such breach shall not constitute a Termination Event pursuant to this clause (c) if such breach, solely to the extent capable of cure, is cured within ten (10) Business Days (or two (2) Business Days with respect to a breach in the information set forth in an Interim Report) following the date that a Financial Officer or other Responsible Officer has knowledge or has received notice of such breach provided, further that no breach of a representation or warranty set forth in Sections 5.1(p), (t), (x) or (y) shall constitute a Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price, the outstanding principal balance of the applicable Subordinated Note has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.3(c) with respect to such breach;

(d)          any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other UK Transaction Document to which it is a party on its part to be performed or observed and such failure, solely to the extent capable of cure, shall continue unremedied for ten (10) Business Days; or

(e)          any Insolvency Proceeding shall be instituted against any Originator and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

SECTION 8.2 Remedies.

(a)          Optional Termination.  Upon the occurrence and during the continuation of a Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrative Agent, shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.

(b)          Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided by Applicable Laws, which rights shall be cumulative.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1 Indemnities by Originators.

(a)          Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Originator hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent, each Credit Party and each Affected Person (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related reasonable costs and expenses (including Attorney Costs) awarded against or incurred by any of them arising out of, relating to or in connection with:

(i)          the transfer by such Originator of any interest in any Pool Receivable originated by such Originator or Related Right other than the transfer of any such Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement

(ii)          any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement, any of the other UK Transaction Documents or the Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of such Originator pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)          the failure by such Originator to comply with the terms of any UK Transaction Document to which it is party or with any Applicable Law with respect to any Pool Receivable originated by such Originator or the related Contract; or the failure of any Pool Receivable originated by such Originator or the related Contract to conform to any such Applicable Law;

(iv)          the lack of an enforceable ownership interest in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;

(v)          any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Pool Receivable originated by such Originator (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vi)          any failure of such Originator to perform any its duties or obligations in accordance with the provisions hereof and of each other UK Transaction Document related to Pool Receivables originated by such Originator or to timely and fully comply with the Credit and Collection Policy in regard to each such Pool Receivable;

(vii)          any product liability environmental or other suit or claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Receivable generated by such Originator;

(viii)          the commingling by or on behalf of such Originator of Collections of Pool Receivables at any time with other funds;

(ix)          any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other UK Transaction Document or the Transaction Documents or in respect of any Pool Receivable originated by such Originator or any Related Rights;

(x)          any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other UK Transaction Document to which it is party;

(xi)          any setoff with respect to any Pool Receivable originated by such Originator;

(xii)          any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Originator in servicing, administering or collecting any Pool Receivable;

(xiii)          the failure by such Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xiv)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable originated by such Originator (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness; or

(xv)          any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including without limitation Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables.

provided that such indemnity shall not be available to any Purchase and Sale Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final judgment to have resulted from the gross negligence or wilful default of the Administrative Agent, a Credit Party or any Affected Person or (y) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.

(b)          Notwithstanding anything to the contrary in this Agreement, solely for purposes of such Originator’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)          If for any reason the foregoing indemnification is unavailable to any Purchase and Sale Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Affiliates (excluding the Buyer) on the one hand and such Purchase and Sale Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of such Originator and its Affiliates (excluding the Buyer) and such Purchase and Sale Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of such Originator under this Section shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to Purchase and Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Purchase and Sale Indemnified Parties.

(d)          Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.1      Amendments, etc.

(a)          The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Originator, with the prior written consent of the Administrative Agent and the Majority Lenders.

(b)          No failure or delay on the part of the Buyer, the Servicer, any Sub-Servicer, any Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Buyer, the Servicer, any Sub-Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Buyer or the Administrative Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)          The UK Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2     Notices, etc..  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Receivables Financing Agreement.  All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3     No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Originator hereby authorizes the Buyer, the Administrative Agent and each Lender (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the UK Transaction Documents or the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of such Originator.

SECTION 10.4     Binding Effect; Assignability.  This Agreement shall be binding upon and enure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns.  No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Lender, except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5     Governing Law.  The provisions of this Agreement (and any dispute, controversy, proceedings or claim of whatever nature (whether contractual or non- contractual) arising out of or in any way relating to this Agreement or its formation) shall be governed by, and shall be construed in accordance with, English law.

SECTION 10.6     Costs, Expenses and Taxes.  In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a)          to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other UK Transaction Documents and the Transaction Documents and (ii) accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other UK Transaction Document or any Transaction Documents;

(b)          to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses (including Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other UK Transaction Documents and the Transaction Documents; and

(c)          all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other UK Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 10.7      No Deductions.  Each Originator shall make all payments to be made by it under the UK Transaction Documents to which it is party without any deduction for or on account of tax, unless a deduction is required under the laws of the United Kingdom.  If a deduction is so required, the amount of the payment due from the Originator shall be increased to an amount which (after making any deduction for or on account of tax) leaves an amount equal to the payment which would have been due if no deduction had been required.  If the Originator is required to make a deduction, the Originator shall make that deduction and any payment required in connection with that deduction within the time allowed and in the minimum amount required by law.  Within thirty days of making either a deduction or any payment required in connection with that deduction, the Originator shall deliver to the Buyer entitled to the payment evidence reasonably satisfactory to the Buyer that the deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

SECTION 10.8     Consent to Jurisdiction.  (a) Each party hereto hereby irrevocably submits to (i) with respect to any Originator, the Buyer or any affiliate thereof, the exclusive jurisdiction and (ii) with respect to any other party, the non-exclusive jurisdiction, in each case, of the courts of England in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding (i) if brought by any Originator, the Buyer or any affiliate thereof, shall be heard and determined and (ii) if brought by any other party, may be heard and determined, in each case, in the courts of England.  Section (a) is for the benefit of the Administrative Agent and any other Credit Party and, as a result, the parties acknowledge that Section (a) does not prevent the Administrative Agent or any other Credit Party from taking any proceeding in any courts with jurisdiction and, to the extent allowed by law, the Administrative Agent and any other Credit Party may take concurrent proceedings in any number of jurisdictions.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party other than the Administrative Agent agrees that the courts of England are the most appropriate and convenient courts to settle disputes between them and, accordingly, that they will not argue to the contrary.

(b)          Each party hereto consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Schedule IV.  Nothing in this Section 10.8 shall affect the right of the Administrative Agent or any other credit party to serve legal process in any other manner permitted by law.

SECTION 10.9     Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be.  The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.11     Acknowledgment and Agreement.  By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrative Agent (for the benefit of the Lenders) pursuant to the Receivables Financing Agreement, and each Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that the Lenders and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under any other UK Transaction Documents to which any Originator is a party, as if they were a party thereto, in accordance with the Contracts (Rights of Third Parties) Act 1999.

Other than the Administrative Agent and the Lenders, a person who is not a party to a UK Transaction Document or a Transaction Document shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of any UK Transaction Document or Transaction Document, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. Furthermore, notwithstanding anything to the contrary contained herein or in any other UK Transaction Document or Transaction Document, during the occurrence and continuation of an Event of Default, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies to the fullest extent provided under the Receivables Financing Agreement.

SECTION 10.12     No Proceeding.  Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date.  Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 4.01 of the Receivables Financing Agreement, be used to make such payment.  Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13     Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Purchase and Sale Agreement (Volt UK)

VOLT FUNDING CORP. as Buyer

By:	/s/ Kevin Hannon
Name:	Kevin Hannon
Title:	Treasurer

Purchase and Sale Agreement (Volt UK)

VOLT EUROPE LIMITED as an Originator

By:	/s/ Dawn Ford
Name:	Dawn Ford
Title:	Director

Purchase and Sale Agreement (UK)

VOLT CONSULTING GROUP LIMITED as an Originator

By:	/s/ Dawn Ford
Name:	Dawn Ford
Title:	Director

Purchase and Sale Agreement (UK)

VOLT INFORMATION SCIENCES, INC., as Servicer

By:	/s/ Sharon Stern
Name:	Sharon Stern
Title:	SVP - Legal Affairs

Purchase and Sale Agreement (UK)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

Purchase and Sale Agreement (UK)

Schedule I

LIST AND LOCATION OF EACH ORIGINATOR

Originator	Location
Volt Europe Limited (company number 01739576)	Surrey, England
Volt Consulting Group Limited (company number 03369051)	Surrey, England

Schedule I-1	Purchase and Sale Agreement (Volt)

Schedule II

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Volt Europe Limited	Betchworth House 57 – 65 Station Road Redhill, Surrey RH1 1DL
Volt Consulting Group Limited	Betchworth House 57 – 65 Station Road Redhill, Surrey RH1 1DL

Schedule II-1	Purchase and Sale Agreement (Volt)

Schedule III

TRADE NAMES, ETC.

1.	Volt Information Sciences:
Volt

2.	Volt Europe Limited:
Volt Pharma Associates

3.	Volt Consulting Group Limited:

Schedule III-1	Purchase and Sale Agreement (Volt)

Schedule IV

NOTICE ADDRESSES

(A)	In the case of the Buyer, at the following address:

Volt Funding Corp.
1065 Avenue of the Americas, 20th Floor
New York, New York 10018
Attention:  Chief Executive Officer
Telephone:  (212) 704-2400
Facsimile:  (212) 704-2417

With respect to any email notifications to the entity above, include:

Email:  ptompkins@volt.com
Email:  bberndt@volt.com
Email:  sstern@volt.com
Email:  khannon@volt.com

(B)	In the case of the Servicer, at the following address:

Volt Funding Corp.
1065 Avenue of the Americas, 20th Floor
New York, New York 10018
Attention:  Chief Executive Officer
Telephone:  (212) 704-2400
Facsimile:  (212) 704-2417

With respect to any email notifications to the entity above, include:

Email:  ptompkins@volt.com
Email:  bberndt@volt.com
Email:  sstern@volt.com
Email:  khannon@volt.com

(C)	In the case of the Administrative Agent, at the following address:

PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222
Attention:  Robyn Reeher
Telephone:  (412) 768-3090
Facsimile:  (412) 762-9184
Email:  robyn.reeher@pnc.com

Schedule IV-1	Purchase and Sale Agreement (Volt)

(D)	In the case of the Originators, at the following address:

Volt Europe Limited.
Betchworth House
57 – 65 Station Road
Redhill, Surrey, United Kingdom RH1 1DL
Attention:  Dawn Ford
Telephone:  +44 1737 236754
Email:  dawn.ford@volt.eu.com

With respect to any notifications to the entity above, include:

Attention:  Sharon H. Stern
Telephone:  (212) 704-2417
Email:  sstern@volt.com

Volt Consulting Group Europe Limited
Betchworth House
57 – 65 Station Road
Redhill, Surrey RH1 1DL
Attention:  Dawn Ford
Telephone:  +44 1737 236754
Email:  dawn.ford@volt.eu.com

With respect to any email notifications to the entity above, include:

Attention:  Sharon H. Stern
Telephone:  (212) 704-2417
Email:  sstern@volt.com

Schedule IV-2	Purchase and Sale Agreement (Volt)

Exhibit A

FORM OF PURCHASE REPORT

Originator:              ____________________________________

Purchaser:              Volt Funding Corp.

Payment Date:_________________ ___, 20___

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding)}
                                                  365

Where:

Prime Rate = _______________

Days’ Sales Outstanding = _______________

3.	Purchase Price (1 x 2) = $_______________

4.	Reductions in the Purchase Price = $_______________

5.	Net Purchase Price (3 – 4) = $_______________

Exhibit A-1	Purchase and Sale Agreement (Volt)

Exhibit B

FORM OF SUBORDINATED NOTE

New York, New York
[_______], 20[____]

FOR VALUE RECEIVED, the undersigned, Volt Funding Corp., a Delaware corporation (the “Buyer”), promises to pay to [______________], a [__________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1.          Purchase and Sale Agreement.  This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of August 1, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among the Buyer, Volt Information Sciences, Inc., as Servicer, the Originator, and the other originators from time to time party thereto.  Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.

2.          Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Article I of the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).  In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Buyer in its sole discretion.

“Senior Interest Holders” means, collectively, the Lenders, the Administrative Agent, the Borrower Indemnified Parties, the Servicer Indemnified Parties and the Affected Persons.

“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 5.01, 5.02, 5.03, 13.01 or 14.04 of the Receivables Financing Agreement and (v) all other obligations of the Buyer and the Servicer that are due and payable, to (a) the Lenders, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all Interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.

Exhibit B-1	Purchase and Sale Agreement (UK)

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3.          Interest.  Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.

4.          Interest Payment Dates.  Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.

5.          Basis of Computation.  Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.

6.          Principal Payment Dates.  Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:

(a)          The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 or 3.4 of the Purchase and Sale Agreement.

(b)          The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.

(c)          Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.

7.          Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United Kingdom (or the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars) in the manner specified in Article III of the Purchase and Sale Agreement.

8.          Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by Applicable Law, the Buyer agrees to pay all reasonable expenses, including Attorney Costs, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

Exhibit B-2	Purchase and Sale Agreement (UK)

9.           Subordination Provisions.  The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a)          No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 8.01(r) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Subordinated Note;

(b)          In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note.  In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c)          In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith.  The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Administrative Agent in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 4.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

Exhibit B-3	Purchase and Sale Agreement (UK)

(d)          Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(t) of the Receivables Financing Agreement;

(e)          These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand.  Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);

(f)           The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;

(g)          The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

Exhibit B-4	Purchase and Sale Agreement (UK)

(h)          If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)           Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j)           The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)          Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l)           These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.          General.  No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

Exhibit B-5	Purchase and Sale Agreement (UK)

11.          Maximum Interest.  Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith.  If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.          No Negotiation.  This Subordinated Note is not negotiable.

13.          Governing Law.  THE PROVISIONS OF THIS SUBORDINATED NOTE (AND ANY DISPUTE, CONTROVERSY, PROCEEDINGS OR CLAIM OF WHATEVER NATURE (WHETHER CONTRACTUAL OR NON-CONTRACTUAL) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ITS FORMATION) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, ENGLISH LAW.

Exhibit B-6	Purchase and Sale Agreement (UK)

14.           Captions.  Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

Exhibit B-7	Purchase and Sale Agreement (UK)

Exhibit C

FORM OF JOINDER AGREEMENT

THIS DEED OF JOINDER, dated as of __________, 20__ (this “Agreement”) is executed by _____________, a ___________ organized under the laws of (the “Additional Originator”), with its principal place of business located at ______.

BACKGROUND:

A.           Volt Funding Corp., a Delaware corporation (the “Buyer”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of August 1, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).

B.           The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THIS DEED WITNESSES THAT:

SECTION 1.  Definitions.  Capitalized terms used in this Deed and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).

SECTION 2.  Transaction Documents.  The Additional Originator hereby agrees that, with effect from the date of this Deed, it becomes an Originator for purposes of the UK Transaction Documents, it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant UK Transaction Documents.  From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other UK Transaction Documents.  The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other UK Transaction Documents.

SECTION 3.  Representations and Warranties.  The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein.  The Additional Originator hereby represents and warrants that its jurisdiction of incorporation, domicile, registered office and chief executive office is located at [________________], and the offices where the Additional Originator keeps all of its books and records concerning the Receivables and Related Security is as follows:

Exhibit C-1	Purchase and Sale Agreement (UK)

_______________________________________
_______________________________________
_______________________________________

SECTION 4.  Miscellaneous.  The provisions of this Deed (and any dispute, controversy, proceedings or claim of whatever nature (whether contractual or non-contractual) arising out of or in any way relating to this Deed or its formation) shall be governed by, and shall be construed in accordance with, English law.  This Deed is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon.  This Deed shall be binding upon, and shall enure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

Exhibit C-2	Purchase and Sale Agreement (UK)

IN WITNESS WHEREOF, the undersigned has caused this Deed to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

VOLT FUNDING CORP.

By:
Name:
Title:

Acknowledged by:

PNC BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

[LENDERS]

By:
Name:
Title:

VOLT INFORMATION SCIENCES, INC.

By:
Name:
Title:

Exhibit C-3	Purchase and Sale Agreement (UK)

[ORIGINATORS]

By:
Name:
Title:

Exhibit C-4	Purchase and Sale Agreement (UK)

Exhibit D

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on [●]

By:

(1)	[ ], (company registration number [ ]) (the “Originator”); and

(2)	Volt Funding Corp, a special purpose corporation incorporated under the laws of Delaware with registered number [●] and having its registered office at [●] (the “Attorney”)

Whereas

(A)
By a purchase and sale agreement dated [●] 2015 between, among others, the Originator and the Attorney (the “Purchase and Sale Agreement”), the Originator agreed to sell, in a true sale, all of its right, title and interest to its Receivables and their Related Rights to the Attorney in accordance with the provisions of the Purchase and Sale Agreement.

(B)	The Originator (pursuant to the Purchase and Sale Agreement) has agreed to enter into this Deed for the purposes hereinafter appearing.

Interpretation

Unless otherwise defined in this Power of Attorney or the context requires otherwise, words and expressions used in this Power of Attorney have the meanings and constructions ascribed to them in the Purchase and Sale Agreement dated [●] between, among others, the Originator and the Attorney.

NOW THIS DEED WITNESSETH THAT the Originator hereby irrevocably and by way of Security appoints each of the Attorneys severally to be its true and lawful attorney (with full power to appoint substitutes and to delegate including power to authorise the person appointed to make further appointments) for it and in its name to do the following acts and things or any of them:

(a)          To take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer or the Administrative Agent (whether or not from such Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

Exhibit D-1	Purchase and Sale Agreement (UK)

(b)          To declare the Purchase Facility terminated on the happening of a Termination Event, with the prior written consent of the Administrative Agent.

Substitution

Each of the Attorneys may appoint one or more persons to act as substitute or substitutes in its place for all or any of the purposes referred to in this Power of Attorney and may revoke any such appointment at any time.

Delegation

Each of the Attorneys may delegate to one or more person all or any of the powers referred to above on such terms as it thinks fit and may revoke any such delegation at any time.

Ratification

The Originator hereby agrees at all times hereafter to ratify and confirm whatsoever any act, matter or deed any Attorney or substitute or delegee shall lawfully do or cause to be done under or concerning these presents.

Security

The Originator hereby declares that these presents having been given for security purposes and to secure a continuing obligation the powers hereby created shall be irrevocable within the meaning of Section 4 of the Powers of Attorney Act 1971, for so long as the Attorney has any proprietary interest in the Receivables and their Related Rights.

Revocation

This Power of Attorney is irrevocable and accordingly for so long as the Attorneys have the proprietary interests referred to in the paragraph above (Security) shall not be revoked:

(a)           by the Originator without consent of the Attorney; or

(b)           on the occurrence of an Insolvency Event in respect of the Originator.

Exercise of Power of Attorney

This Power of Attorney is capable of being exercised upon the occurrence of an Event of Default or a Perfection Event.

Governing Law

This Power of Attorney and all non-contractual obligations arising out of or in connection with it shall be governed by English law.

Exhibit D-2	Purchase and Sale Agreement (UK)

Jurisdiction

The courts of England shall have exclusive to settle any dispute arising out of or in connection with this Power of Attorney, including a dispute regarding the existence, validity or termination of this Power of Attorney, any non-contractual obligations arising out of or in connection with this Power of Attorney or the consequences of its nullity.

The Originator agrees that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that it will not argue to the contrary.

Duly delivered as a deed on the day and year first before written.

EXECUTED AS A DEED BY [_________________] acting by: Director: Director/Secretary:

Exhibit C-4	Purchase and Sale Agreement (UK)